Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2012 (except Note 14 to the consolidated financial statements, which is not presented herein and is as of April 23, 2012 and, for the stock-split discussed therein, as of May 8, 2012), with respect to the consolidated financial statements of LINC Logistics Company, which is included in the Annual Report of Universal Truckload Services, Inc. on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statement of Universal Truckload Services, Inc. on Form S-8.

/s/ GRANT THORNTON LLP

Southfield, Michigan

August 26, 2014